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EXHIBIT 10.5

MANAGEMENT AGREEMENT

AMONG

UNIVERSAL COMPRESSION, INC.,

AS MANAGER,

UCO COMPRESSION 2002 LLC,

AS AN OWNER

AND

BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.,

AS AN OWNER

DECEMBER 31, 2002

ALL RIGHT, TITLE AND INTEREST IN AND TO THIS AGREEMENT ON THE PART OF UCO COMPRESSION 2002 LLC AND BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P. HAVE BEEN ASSIGNED TO AND ARE SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, UNDER AN INDENTURE, DATED AS OF DECEMBER 31, 2002, FOR THE BENEFIT OF THE PERSONS REFERRED TO THEREIN.

EXHIBITS

Exhibit A    Form of Manager Report
Exhibit B    [Reserved]
Exhibit C    Credit and Collection Policies
Exhibit D    Form of Officer's Certificate (pursuant to Section 404 of Indenture)
Exhibit E    Form of Asset Base Certificate

MANAGEMENT AGREEMENT

        THIS MANAGEMENT AGREEMENT, dated as of December 31, 2002 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this "Agreement") is entered into among UCO COMPRESSION 2002 LLC, a limited liability company formed under the laws of the State of Delaware whose principal office is at 4444 Brittmoore Road, Houston, Texas (together with its successors and permitted assigns, the "Head Lessee" or an "Owner"), BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P., a limited partnership organized under the laws of the State of Delaware (together with its successors and assigns, the "Head Lessor" or an "Owner"; collectively with the Head Lessee, the "Owners") and UNIVERSAL COMPRESSION, INC., a corporation organized under the laws of the State of Texas whose principal office is at 4444 Brittmoore Road, Houston, Texas (together with its successors and permitted assigns, "UCI"), as the initial Manager hereunder (in such capacity, together with any Replacement Manager appointed hereunder (including, upon the occurrence of the Management Replacement Date under and as defined in the Back-up Management Agreement, the Back-up Manager), the "Manager").

RECITALS

        WHEREAS, the Owners are the owners of, or otherwise entitled to the use of, the Owner Compressors;

        WHEREAS, the Manager is in the business of leasing Compressors to various Users thereof;

        WHEREAS, the Head Lessor has leased all of its Compressors to the Head Lessee pursuant to that certain Master Equipment Lease Agreement between Head Lessor and Head Lessee, dated as of December 31, 2002 (as amended, modified or supplemented from time to time in accordance with its terms, the "Head Lease");

        WHEREAS, the Head Lessee (and, to the extent any Compressors are returned to Head Lessor, the Head Lessor) and the Manager desire to enter into this Agreement pursuant to which the Manager will operate and sublease the Owner Compressors to Users on behalf of the Owners;

        NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.    DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the Indenture, dated as of December 31, 2002 (as amended, modified or supplemented from time to time in accordance with its terms, the "Indenture"), between the Issuer and Wells Fargo Bank Minnesota, National Association, as indenture trustee (together with its successors and assigns, the "Indenture Trustee"), as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture, and the rules of usage set forth in such Appendix A shall apply to this Agreement.

2.    APPOINTMENT OF THE MANAGER

        2.1.    Appointment.    Upon the terms and conditions hereinafter provided, the Owners hereby appoint UCI as the initial Manager of the Owner Compressors. The Manager shall be responsible for the operation, leasing and managing of the Owner Compressors on behalf of each Owner. UCI, as initial Manager, and each other Person as may from time to time become Manager hereunder, hereby accepts such appointment and agrees to so manage the Owner Compressors in accordance with this Agreement.

        2.2.    Standard of Performance.    In performing its obligations hereunder (including UCI's obligations (x) to identify Collections that are allocable to the Securitization Collateral and (y) to perform its obligations under the Intercreditor Agreement), the Manager shall use such efforts which are in accordance with the Services Standard. The duties of the Manager will be limited to those expressly set forth in this Agreement and the Related Documents and the Manager will not have any fiduciary or other implied duties or obligations to the Owners or any of their assignees.

        2.3.    Conflicts of Interest.    The Manager shall perform its duties and obligations under this Agreement on a fair and equitable basis. Without prejudice to the generality of the foregoing, the Manager will not discriminate between the Owner Compressors and any Other UCI Compressor (or, in the case of any Manager other than UCI or an Affiliate of UCI, any other equipment of a type similar to the Compressors that is owned, leased or managed by such Manager for its own account) on any basis which could reasonably be considered discriminatory or adverse.

        2.4.    Similar Services.    It is expressly understood and agreed that nothing herein shall be construed to prevent, prohibit or restrict the Manager or any Affiliate of the Manager from providing the same or similar services as those provided under this Agreement to any other Person or from manufacturing, selling, owning, leasing, managing or otherwise dealing with compressors on its or others' behalf; provided that no such activity shall in any way reduce the obligations of the Manager hereunder to comply with the Services Standard.

        2.5.    Use of Affiliates.    Each Owner hereby consents to and agrees that, in performing its duties hereunder, the Manager may further contract with its Affiliates to provide any or all services to be provided by the Manager; provided that the Manager shall remain liable for all services to be provided by the Manager which its Affiliates have contracted to perform; provided, further, that the Manager shall pay the fees and expenses (which shall be negotiated and determined at an arms-length basis) of all such Affiliates with which the Manager shall have so contracted.

        2.6.    Relationship between Owner and Manager.    All of the functions, duties and services performed by the Manager under this Agreement shall be performed by the Manager as an independent contractor and not as an agent of any Owner except to the limited extent set forth in the following sentence. The Manager does not have the authority to act as an agent of any Owner and the Manager, in its capacity as such, does not, except as to the execution of User Leases with respect to the Owner Compressors, have the authority to bind any Owner and/or their respective assets. Neither Owner shall have any liability for the acts of the Manager. Any fees or other compensation payable by any Owner to the Manager are ordinary and necessary business expenses of such Owner.

        2.7.    Back-up Manager.    If the Back-up Manager or any other Person shall become the Replacement Manager, then the Series Enhancer shall have the right to appoint another Eligible Back-up Manager as Back-up Manager.

3.    MANAGEMENT TERM

        3.1.    Duration of Management Term.    The Management Term shall commence as of the date hereof and shall continue in force with respect to an Owner Compressor until the earliest to occur of: (i) the occurrence of a Casualty Loss (as defined below) with respect to such Owner Compressor, (ii) the date on which (x) the Indenture is discharged in accordance with its terms and all Outstanding Obligations (including all amounts owing to each Series Enhancer pursuant to any Enhancement Agreement) have been paid in full, and (iii) with respect to any Manager, the removal and replacement of the Manager in accordance with the provisions of Section 12 hereof. Except as set forth in Section 12 hereof, the rights and obligations of the Manager hereunder may not be terminated by, or on behalf of, any Owner for any reason.

        3.2.    Resignation by Manager.    Neither UCI nor any successor Manager may resign from its obligations and duties as the Manager hereunder, except (i) with the prior written consent of the Control Party or (ii) upon a determination that the performance by UCI or any successor Manager, as the case may be, of its duties under this Agreement is no longer permissible under Applicable Law, which determination shall be evidenced by an Opinion of Counsel, in form and substance reasonably satisfactory to the Control Party, to such effect addressed and delivered to the Indenture Trustee (on behalf of the Noteholders, the Series Enhancer and the other Persons specified in the Indenture), the Head Lessee and the Control Party. No such resignation will become effective until a Replacement Manager has assumed the obligations and duties of the Manager under this Agreement in accordance with the terms hereof.

        3.3.    Termination with Respect to an Owner Compressor.    Notwithstanding the other provisions of this Section 3 to the contrary (but subject to the provisions of Section 12), the Management Term shall terminate with respect to any Owner Compressor which is sold, foreclosed upon, lost, stolen, damaged beyond repair, requisitioned (other than a temporary requisition for a period of not more than 180 days) by any Governmental Authority, worn out, unsuitable for use or economically obsolete (any of the foregoing, a "Compressor Termination Event") as of the date of such Compressor Termination Event after the deposit into the Head Lessee Collection Account of all Casualty Proceeds and other amounts received with respect to such Owner Compressor. Each of the Owners and the Manager shall notify the other party and the Indenture Trustee promptly after it obtains knowledge of any Compressor Termination Event.

4.    OWNERSHIP OF OWNER COMPRESSORS

        4.1.    Retention of Title.    Each Owner (the Head Lessee with respect to the Head Lessee Compressors or the Head Lessor with respect to the Head Lessor Compressors) shall at all times retain full legal and equitable title to its respective Owner Compressors, notwithstanding the management thereof by the Manager hereunder. The Manager shall not make reference to or otherwise deal with or treat the Owner Compressors in any manner except in conformity with this Section 4.1.

        4.2.    Liens.    The Manager will promptly pay or discharge any and all sums claimed by any party which, if unpaid, might become a Lien, charge, security interest or other encumbrance upon or with respect to any Owner Compressor, including any accession thereto, or any part thereof or the interest of any Owner therein other than Permitted Encumbrances (each a "Lien Claim") and will promptly discharge any Lien Claim which arises; provided, however, that the Manager shall be under no obligation to pay or discharge any Lien Claim so long as it is contesting the validity thereof in good faith, in a reasonable manner and by appropriate legal proceedings, and the nonpayment thereof does not, in the commercially reasonable opinion of the Manager, adversely affect the title, property or rights of the applicable Owner or any Entitled Party thereto. Without limiting the generality of this Section 4.2, the Manager shall be required to pay or discharge any Lien Claim (1) that results from an act or omission by the Manager with respect to which the Manager would not be entitled to indemnification pursuant to Section 16 hereof ("Manager Malfeasance") or (2) if prior to such payment or discharge, the Manager receives from the applicable Owner the amount thereof (the "Owner Lien Claim Amount"). If any Lien Claim shall have resulted from Manager Malfeasance and shall have been paid by the applicable Owner, whether directly or by Payment of the Owner Lien Claim Amount to the Manager, then, in either case, the Manager shall promptly reimburse such Owner, upon presentation of an invoice therefor.

5.    DUTIES/RIGHTS OF THE MANAGER

        5.1.    Duties of the Manager.    Subject to the terms and provisions hereof, the Manager shall provide the services specified in this Section 5 to, and on behalf of, the Owners during the Management Term with respect to the Owner Compressors. The parties hereto acknowledge and agree that, if an Owner Compressor is then subject to a User Lease, the User under such User Lease may provide certain of the obligations set forth in Sections 5.6, 5.7 and 5.8 hereof; provided, however, that as long as UCI is the Manager hereunder, UCI shall remain the primary obligor of all such obligations and liable for any breaches thereof.

        5.2.    Marketing.

          A.    During the Management Term, Manager shall market, service, maintain and lease the Owner Compressors consistent with the Services Standard. In addition, for so long as UCI or any of its Affiliates is the Manager, UCI shall keep the Owner Compressors under User Leases subject to the same utilization rates and rental rates and in the same manner as Other UCI Compressors. In addition, the Manager shall, consistent with the Services Standard, negotiate the terms and conditions of all User Leases; provided that the terms and conditions of such User Leases must be consistent with those of User Leases for Other UCI Compressors (or, if the Manager is not UCI or an Affiliate of UCI, equipment of a type similar to the Compressors that is owned, leased or managed by such Manager for its own account and third parties other than the Owners) and, in any event, must comply with (i) then generally accepted industry standards, (ii) with respect to the Head Lessor Compressors, the provisions of Section 11 of the Head Lease and (iii) for so long as the Manager is UCI or an Affiliate of UCI, the terms of the Contribution Agreement. The Manager shall market, lease and maintain the Owner Compressors in compliance with the Services Standard and using such efforts which are at least equal to the efforts used by the Manager (or any appointed subcontractor) with respect to (x) if the Manager is UCI or any of its Affiliates, the Other UCI Compressors, and (y) if the Manager is not UCI or any of its Affiliates, any other Compressors owned, managed or leased by the Manager (or any appointed subcontractor).

          B.    In performing its marketing duties pursuant to this Section 5.2, UCI shall use its best efforts to comply with the applicable concentration limits set forth in the definition of Excess 99 hp Amount, Excess 299 hp Amount, Excess 599 hp Amount, Excess 999 hp Amount, Excess B Rated Lessee Concentration Amount, Excess BB Rated Lessee Concentration Amount, Excess Investment Grade Lessee Concentration Amount and Excess Aged Equipment Amount set forth in Appendix A to the Indenture.

        5.3.    Lease and Administration Obligations.    The Manager shall, consistent with the Services Standard, cause to be performed when due, on behalf of the Owners, all of the Owner's respective performance obligations under the User Leases, the Head Lease, the Head Lessee Security Agreement and the other Related Documents to which the applicable Owner is a party; provided, however, that nothing contained herein shall be construed as creating credit recourse to the Manager for (i) principal, interest or premium payments on the Notes or Certificates or (ii) indemnification payments otherwise the obligation of the Head Lessee or Head Lessor pursuant to the Related Documents (except to the extent that the Manager would otherwise be liable for such indemnification payment pursuant to the provisions of Section 16 hereof).

        5.4.    Billing and Other Information.    During the Management Term, the Manager shall bill, on behalf of the Owners, for all rentals and other sums due to the Owners with respect to those Owner Compressors then subject to a User Lease and shall also be responsible for the collection thereof. Such bills may be prepared in summary format for all Compressors leased to the User, but shall contain a detailed listing of each Compressor so leased.

        5.5.    Defaults by Users; Lease Amendments and Waiver.

          A.    In the event of any breach or default by a User under a User Lease, the Manager shall, consistent with the Services Standard, take such action, in the name of the applicable Owner, with respect to such defaulted User Lease including, without limitation, (i) the termination of such User Lease as to any or all Owner Compressors subject thereto, (ii) the recovery of possession of any or all Owner Compressors subject thereto and (iii) the enforcement of any other rights or remedies of such Owner under such User Lease, including, without limitation, the right to payment of any rent or other amounts owed by the User under such User Lease. In furtherance of the foregoing, the Manager shall, consistent with the Services Standard, (i) institute and prosecute such legal proceedings in the name of the Owner as is permitted by Applicable Law in order to accomplish the foregoing, (ii) settle, compromise and/or terminate such proceedings or (iii) reinstate such User Lease; provided that the Manager shall not be required to take any such action if, in the exercise of its reasonable commercial judgment, the Manager would not take such action if such Owner Compressors were Other UCI Compressors (or, if the Manager is not UCI or an Affiliate of UCI, equipment of a type similar to the Compressors that is owned, leased or managed by such Manager for its own account or third parties other than the Owners). All amounts expended by the Manager in performing its obligations pursuant to the provisions of this Section 5.5, after reduction of such amounts for enforcement costs actually received by the Manager pursuant to the terms of the related User Leases, shall be a Reimbursable Service. Each Owner reserves the right to take, upon written notice to the Manager, in its sole discretion, any or all of the actions described in this Section 5.5 directly in its own name and on its own behalf. In such an event the Manager, at the Owner's expense, shall cooperate with such Owner and provide the Owner with such assistance as such Owner may reasonably request.

          B.    In performing its obligations hereunder, the Manager may, acting in the name of the Owner and without the necessity of obtaining the prior consent of any Owner or any Entitled Party, grant consents or enter into and grant modifications, waivers and amendments to the terms of any User Lease except for consents, modifications, waivers or amendments that (x) are inconsistent with the Services Standard or (y) contravene (or permit the contravention of) any provision of the Head Lease (including without limitation, Sections 8, 9, 10 and 11 thereof).

        5.6.    Maintenance; Manager's Expenses.

          A.    The Manager shall, consistent with the Services Standard, cause the Owner Compressors to be maintained in good operating order and condition. The standard for such maintenance shall be the highest of the following: (i) any standard required or set forth for the Owner Compressors by Applicable Law, (ii) the Services Standard, and (iii) with respect to the Owner Compressors leased to each User, any standard set forth in the related User Lease. All amounts expended by the Manager for maintenance (other than an overhaul made in compliance with Section 5.6(b) hereof) of the Owner Compressors, after reduction of such amounts for maintenance payments actually received by the Manager pursuant to the terms of any related User Lease, shall be at the expense of the Manager.

          B.    The Manager shall conduct, or cause to be conducted, overhauls of the Owner Compressors at such intervals and in such detail as it conducts overhauls of the Other UCI Compressors (or, if the Manager is not UCI or an Affiliate of UCI, equipment of a type similar to the Compressors that is owned, leased or managed by such Manager for its own account or third parties other than the Owners).

          C.    Maintenance and/or overhauls may be performed by the Manager or third parties as reasonably determined by the Manager. For overhauls, the Owner of the applicable Owner Compressor(s) will pay for (i) materials, supplies and direct parts at the Manager's actual cost therefor and (ii) labor at hourly rates established by the Manager from time to time; provided that such costs are reasonable and consistent with industry expenses (the sum of (i) and (ii), an "Overhaul Fee"). Such hourly rates shall be based upon the Manager's direct costs of labor and shall include amounts for the Manager's plant or facility overhead based on the Manager's job cost system for allocating overhead.

        5.7.    Insurance.

          A.    The Manager will cause to be carried and maintained, at its sole expense, with respect to each Owner Compressor at all times during the Management Term thereof and for the geographic area in which such Owner Compressor is at any time located (i) physical damage insurance insuring against risks of physical loss or damage to the Owner Compressors ("Property Insurance")

  with a maximum aggregate annual loss limit of $20,000,000 except for certain perils which have sub-limits in the amounts set forth on Schedule 2 hereof, and (ii) liability insurance against liability for bodily injury, death and property damage resulting from the use and operation of the Owner Compressors ("Liability Insurance") with a maximum aggregate loss limit of $20,000,000 per occurrence except for certain perils which have sub-limits in the amounts set forth on Schedule 2 hereof and in each case shall be on terms reasonably satisfactory to the Control Party; provided, however, that if by reason of a force majeure event or other event outside of the control of the Manager, one or more of the terms of such insurance as required hereby are not available in the commercial insurance markets on commercially reasonable terms, the Manager shall nevertheless be deemed to have complied with this Section 5.7 if the Manager obtains such insurance on commercially reasonable terms then available to the Manager with such premiums, deductibles and policy limits that are consistent with industry standards. Property Insurance and Liability Insurance shall be subject to deductibles that are consistent with industry standards. The policies of insurance required under this Section 5.7(a) shall be valid and enforceable policies issued by insurers having an A.M. Best Company general policyholder rating of "A-" and a financial rating of "IX" or in each case better or otherwise acceptable to the Control Party and shall provide coverage with respect to incidents occurring anywhere in the United States.

          B.    Such Property Insurance policy or policies will name each Owner, the Series Enhancer and the Indenture Trustee, individually and on behalf of the Entitled Parties, as the loss payees, as their respective interest may appear. Such Liability Insurance policy or policies will name the Head Lessee, the Head Lessor, the Series Enhancer and the Indenture Trustee, individually and on behalf of the Entitled Parties, as additional insureds (each an "Additional Insured"). Each such policy shall provide that (i) the insurers waive any claim for premiums and any right of subrogation or setoff against Additional Insureds, (ii) it may not be invalidated against any Additional Insured by reason of any violation of a condition or breach of warranty of the policies or the application therefor by Manager, Head Lessor or Head Lessee, (iii) it may be canceled or materially altered or reduced in coverage by the insurer only after no less than ten (10) days' prior written notice from the Manager's insurance broker to Indenture Trustee and the Control Party, and (iv) the insurer will give written notice to Indenture Trustee and the Control Party in the event of nonpayment of premium by the Manager when due.

          C.    On the Closing Date, and thereafter not less than three (3) days prior to the expiration dates of any expiring policies required under this Section 5.7, the Manager shall furnish Indenture Trustee and the Control Party with certificates of the insurance or replacement insurance coverage required by this Section 5.7.

          D.    Any deductibles or losses that are not covered by either the Property Insurance or Liability Insurance shall be paid by, and for the account, of the Manager. Manager agrees to promptly, but in any event within three (3) Business Days after receipt of proceeds of such loss, deposit such amounts into the Head Lessee Collection Account in accordance with Section 7.2(a) of the Head Lessee Security Agreement for distribution in accordance with Section 7.2(c) of the Head Lessee Security Agreement.

        5.8.    Taxes.    The Manager shall cause to be paid when due, and will indemnify the Head Lessee and each Entitled Party from and against, all local, state, federal and foreign personal property, sales or use taxes, license fees, assessments, charges, fines, interest and penalties (all such taxes, license fees, assessments, charges, fines, interest and penalties being hereinafter called "Impositions") hereafter levied or imposed upon the Head Lessee or any Entitled Party, in connection with or measured by the possession, rental, use or operation of any Owner Compressors but excluding any federal, state or local tax calculated based on the taxable income of the Owner or the applicable Entitled Party. The Manager will also pay all Impositions that might in any way affect the title of any Owner, or result in a Lien upon any Owner Compressors; provided, however, that the Manager shall not be required to pay any

Imposition of any kind so long as it is contesting such Imposition in good faith and by appropriate legal proceedings, provided, further, that the nonpayment thereof shall not, in the reasonable opinion of the Manager, adversely affect the title, property or rights of any Owner. In the event any reports or returns with respect to Impositions are required to be filed, the Manager will either cause such reports or returns to be prepared and filed in such manner as to show the interests of the applicable Owner in the Owner Compressors.

        5.9.    Compliance with Law.    The Manager, at the expense of the applicable Owner, shall, consistent with the Services Standard, cause the Owner Compressors to comply, and each User Lease entered into or renewed after the date hereof shall require the User thereunder to comply, in all material respects with (x) all Applicable Laws and (y) in the case of the Head Lessor Compressors, the provisions of Section 8 of the Head Lease. In the event that such laws, rules or regulations require any alteration of an Owner Compressor, or in the event that any equipment or appliance of an Owner Compressor shall be required to be changed or replaced, or in the event that any additional or other equipment or appliance is required to be installed on an Owner Compressor in order to materially comply with such laws, rules or regulations, the Manager, at the expense of the applicable Owner, shall make such alteration, change, replacement or addition (a "Mandatory Alteration"); provided, however, that the Manager, in good faith, shall contest the validity or application of any such law, rule or regulation which it would have contested if the affected Owner Compressor had been an Other UCI Compressor, in any reasonable manner which does not, in the opinion of the Manager, adversely affect the property or rights of the Owners.

        5.10.    Records and Information.    The Manager shall, consistent with the Services Standard, maintain separate, complete and accurate records relating to the Owner Compressors and all matters covered by this Agreement in the same form and to the same extent as the Manager customarily maintains records in respect of the Other UCI Compressors. The Manager shall promptly, upon request of any Owner or the Series Enhancer, deliver to such Owner, the Series Enhancer or any designee such records. Upon request, the Manager shall promptly supply each Owner with all information necessary for such Owner to prepare all reports required of the Owner under the Related Documents.

        5.11.    User Lease.    The Manager shall store at its offices at 4444 Brittmoore Road, Houston, Texas all User Leases and all lease documents related thereto in a locked, fire retardant storage facility, and if transferred to a fire retardant storage facility other than the present storage facility then such storage facility shall require the approval of the Series Enhancer. Within thirty (30) days after the related Contribution Date or Substitution Date, the Manager shall stamp Schedule A (or the appropriate counterpart of Schedule A or the appropriate schedule of equipment attached to each User Lease) of each User Lease to indicate the Indenture Trustee's security interest in such User Lease.

        5.12.    Other Services.    The Manager shall be responsible for the provision of such other services incidental to the foregoing as may from time to time be required under the User Leases and other Related Documents or may be reasonably necessary in connection with the ownership, maintenance leasing and operation of the Owner Compressors.

6.    AUTHORITY AND CONSENTS.

        6.1.    Owner.    Each Owner confers on the Manager all such authorities and grants all such consents as may be necessary for the Manager's performance of its duties under this Agreement, and will, at the request of the Manager, confirm any such authorities and consents to any third parties, execute such other documents and do such other things as the Manager may reasonably request for the purpose of giving full effect to this Agreement and enabling the Manager to carry out its duties hereunder.

        6.2.    Manager Default.    After the occurrence and during the continuance of a Manager Default, the Manager irrevocably, and by way of security to the Owners for the obligations of the Manager herein, appoints the Head Lessor or the Head Lessor's designee (which shall be the Indenture Trustee so long as any Outstanding Obligations remain unpaid) to be its attorney-in-fact with full power of substitution on behalf of the Manager and in its name or otherwise to execute any documents contemplated by this Agreement and any Related Document, and to give any notice and to do any act or thing which the Manager is obliged to execute or do under this Agreement and any Related Document. The Manager hereby confirms and agrees to ratify and confirm whatever any such attorney shall do or propose to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in this paragraph.

7.    ACCOUNTS AND PAYMENTS

        7.1.    Lockbox Accounts.

          A.    On or prior to the Closing Date, the Lockbox Account shall have been established and shall be under the exclusive control of the Intercreditor Collateral Agent, and UCI, as Manager, shall, or shall cause, all Collections related to the Domestic Contract Compression Business to be deposited in the Lockbox Account, in each case, in accordance with the terms of the Intercreditor Agreement and the Letter Agreement. So long as the Manager is UCI, UCI shall comply with its obligations and duties under the Intercreditor Agreement and the Letter Agreement. Immediately after the completion of such daily allocation, all Collections allocable to the Securitization Collateral will be transferred to the Head Lessee Collection Account.

          B.    During the continuation of a Trigger Event, the Manager shall, on a weekly basis, provide to each Owner, the Control Party and the Indenture Trustee a copy of each daily cash reconciliation prepared during the preceding week. At any time during the continuation of a Trigger Event, each of the Owners, the Control Party and the Indenture Trustee and their respective accountants and attorneys shall be entitled, at the expense of the Manager, to visit the Manager's office and conduct a review of all backup documentation supporting the daily cash allocation report.

          C.    Upon an Event of Default or a Manager Default and the continuation of such event, as the case may be, the Back-up Manager and the Control Party (or their designees), are each hereby authorized and empowered, as each Owner's attorney-in-fact, to endorse any contract compression payments relating to an Owner Compressor deposited in a Lockbox or presented for deposit in any Lockbox Account requiring the endorsement of the applicable Owner, which authorization is coupled with an interest. Such authorization shall continue in effect until revoked by the applicable Owner in writing.

        7.2.    Deposits to the Head Lessee Collection Account.    If the Manager shall receive any Collections with respect to any Head Lessee Compressor or Head Lessor Compressor directly, the Manager shall deposit such funds into the Lockbox Account within three (3) Business Days of the receipt thereof. The obligation of the Manager to make such deposit shall constitute a full recourse obligation of the Manager (for which the Manager shall not be entitled to receive indemnification from either Owner).

        7.3.    Withdrawal from Head Lessee Collection Account.    The Manager shall be entitled to request withdrawals (and the Indenture Trustee upon written notice from the Manager shall make such withdrawals) of the Operations Fee and S&A Fee from the Head Lessee Collection Account, and, so long as (x) the Rent Reserve Account is fully funded and (y) the Scheduled Deposit for the immediately preceding month has been made in full, the Overhaul Fee from the Head Lessee Collection Account in accordance with Section 7.2(b) of the Head Lessee Security Agreement. The Indenture Trustee is under no obligation to verify that the requirements of (x) and (y) of this section have been met before making any such withdrawals.

        7.4.    No Set-Off, Counterclaim, etc.    The Manager's obligations under this Agreement and the other Related Documents to make deposits to the Lockbox Account shall be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off (except to the extent expressly set forth herein) or counterclaim or any circumstance, recoupment, defense or other right which the Manager may have against any Owner or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including without limitation, (i) any defect in title, condition, design or fitness for use of, or any damage to or loss or destruction of, any Compressor, (ii) any insolvency, bankruptcy, moratorium, reorganization or similar proceeding by or against the Manager or any other Person, or (iii) any other circumstance, happening or event whatsoever, whether or not unforeseen or similar to any of the foregoing.

        7.5.    Manner of Payment.    All payments required to be made by the Manager hereunder shall be made in Dollars by wire transfer of immediately available funds prior to 3:00 p.m., New York time, on the date of payment.

8.    MANAGER ADVANCES

        8.1.    Manager Advances.

          A.    On each Determination Date, the Manager may (in its sole discretion) advance funds (each, a "Manager Advance") and remit to the Head Lessee Collection Account, in such manner as will ensure immediately available funds will be on account thereof by 11:00 a.m. New York time on the Rent Payment Date, an amount equal to all or any portion of rental payments (other than uncollectible amounts) due on User Leases with respect to the Owner Compressors during the preceding Collection Period for which the related Users have not remitted such payment on or prior to such Determination Date; provided, however, that the aggregate amount of all such Manager Advances outstanding (i.e. not yet reimbursed under Section 8.1(b) below) at any point in time may not exceed an amount equal to the product of (x) ten percent (10%) and (y) the Aggregate Outstanding Amounts on the immediately preceding Payment Date (after giving effect to payments made on such date). Notwithstanding the foregoing, the Manager will not be obligated to make a Manager Advance with respect to (i) any defaulted User Lease, or (ii) any User Lease if the Manager, in its reasonable good faith judgment, believes that such Manager Advance would not be recoverable from a corresponding remittance from the User on the related User Lease.

          B.    The Manager shall be reimbursed for Manager Advances on each Rent Payment Date pursuant to Section 7.2(c) of the Head Lessee Security Agreement.

9.    COVENANTS OF THE MANAGER

        9.1.    Preparation and Delivery of Reports.    The Manager shall deliver to the Control Party and the Indenture Trustee, or as otherwise specified in any of the clauses below:

          A.    Annual Financial Statements.    As soon as available and in any event within 120 days after the end of fiscal year of the Manager, the audited consolidated and unaudited consolidating statements of income, stockholders' equity and cash flows of the Manager and its consolidated subsidiaries for such fiscal year, and the related consolidated and consolidating balance sheet of the Manager and its consolidated subsidiaries as at the end of the fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Control Party which opinion shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Manager and its consolidated subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Manager Default;

          B.    Quarterly Financial Statements.    As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Manager, consolidated and consolidating statements of income, stockholders' equity and cash flows of the Manager and its consolidated subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and result of operations of the Manager and its consolidated subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);

          C.    Monthly Asset Base Certificate.    By not later than each Determination Date, an Asset Base Certificate, substantially in the form of Exhibit E hereto calculated as of the last day of the immediately preceding Collection Period;

          D.    SEC and Other Reports.    Promptly upon their becoming available, one copy of each report (if any), definitive proxy statement, registration statement (upon it becoming effective) and definitive prospectus filed by the Manager with or delivered to any securities exchange, the Securities and Exchange Commission (or any successor agency or any other Governmental Authority);

          E.    Requested Information.    With reasonable promptness, (A) any data, information and reports regarding the Owner Compressors that is reasonably available and (B) any other publicly available information with respect to the Manager, in each case as may be reasonably requested from time to time by the Owner, Deal Agent, Indenture Trustee, any Interest Rate Hedge Provider or any Series Enhancer;

          F.    Updated Policies.    Within sixty (60) days of the Manager's fiscal year end and only to the extent such policies have been changed or updated, two (2) copies of its current Credit and Collection Policy, a currently effective copy of which is attached hereto as Exhibit C;

          G.    Manager Report.    On each Determination Date, a Manager Report, substantially in the form of Exhibit A hereto, calculated for the immediately preceding Collection Period, a copy of which shall also be delivered to the Indenture Trustee, Deal Agent and the Series Enhancer;

          H.    Manager Report on Hedging Calculations.    On each Determination Date, a monthly report reflecting the hedging policy calculations as of the end of the preceding calendar month based on all transactions outstanding as of the end of such month under Interest Rate Swap Agreements then in effect, including transactions entered into on such date which are scheduled to commence on a future date;

          I.    Monthly Tape.    On each Determination Date, the Manager shall deliver the Monthly Tape to the Indenture Trustee and, on request, to the Series Enhancer;

          J.    Insurance Renewals.    On or before three (3) days prior to the then current expiry date of the Property Insurance and Liability Insurance, copies of renewals of such policies;

          K.    Material Adverse Change.    With reasonable promptness, notice of any Material Adverse Change;

          L.    Notice of Inaccuracy in Manager Report.    Within five (5) Business Days of the date on which any of the President, Senior Vice President, any Executive Vice President or any other Responsible Officer of the Manager shall have actual knowledge or shall have received, or been deemed to have received, from any Person, notice that the Manager Report delivered by the Manager is inaccurate in any material respect, notice of such inaccuracy indicating the inaccuracy; and

          M.    Notice of Default.    Notice of any Event of Default, Manager Default, Trigger Event or any event that with notice or the passage of time (or both) would constitute any such event, a copy of which shall also be delivered to the Intercreditor Collateral Agent.

        9.2.    Maintenance of Offices.    The Manager shall maintain, at its office complex located at 4444 Brittmoore Road, Houston, Texas, such books and records (including computer records) with respect to the Owner Compressors as it maintains for the UCI Compressors and the leasing thereof, including a computer database including the Owner Compressors (containing sufficient information to generate the List of Compressors and the reports required to be delivered pursuant to this Agreement and the Related Documents), any User Leases relating thereto, the Users and location, and the Appraised Value and Depreciated Value of the Owner Compressors. The Manager shall notify each Owner, the Control Party and the Indenture Trustee of any change in the location of the Manager's books and records.

        9.3.    Inspection.    The Control Party, the Deal Agent and the Owners (and their agents), have the right to inspect the Owner Compressors, the receivables aging system and all books, records, reports, User Leases, insurance policies, and other documents relating to the Owner Compressors (including those involving any refinancing of the Series Enhancer), all in the format which the Manager uses for the UCI Compressors. Such inspections shall be conducted upon reasonable request and notice to the Manager and shall (a) be conducted during normal business hours, (b) be subject to the Manager's customary security procedures and the execution of reasonable and customary confidentiality agreements and (c) not unreasonably disrupt the Manager's business. The Control Party, the Deal Agent and each Owner acknowledges that the Manager for purposes of any such inspection shall grant the Control Party, the Deal Agent, the Owners and their agents access to the Manager's computer systems (including the receivables aging system) and data relating solely to the Owner Compressors contained therein. The Control Party, the Deal Agent and the Owners (and their agents) have the right to (i) one such inspection per calendar year (and an additional inspection by the Series Enhancer in connection with any refinancing involving the Series Enhancer), at the cost and expense (including the legal and accounting fees incurred by the Owners, the Control Party or the Deal Agent) of UCI and (ii) one additional inspection at their own cost and expense, unless a Trigger Event shall have occurred and be continuing, in which case, the Control Party, the Deal Agent and each Owner (and their agents) shall have the right to such inspection any number of times and each time the costs and expenses shall be borne by the Manager. The Control Party and the Owners (and their agents) shall also have the right to inspect the receivables aging system within ninety (90) days of the Closing Date, at the cost and expense of the Manager.

        9.4.    Ownership of Owner Compressors.    The Manager agrees to promptly indicate to all parties with a valid interest inquiring as to the true ownership of the Owner Compressors that (x) the Head Lessee is the owner of the Head Lessee Compressors and (y) the Head Lessor is the owner of the Head Lessor Compressors and the Manager will not claim any ownership interest in the Owner Compressors.

        9.5.    Separate Bank Accounts.    The Manager will maintain separate bank accounts and books of account from those of the Owners. The Manager shall not conduct business in the name of any Owner except when acting in the name of such Owner as agent and identifies itself as such.

        9.6.    Compliance with Organizational Documents.    The Manager agrees to comply with all of its company, organizational and managerial procedures required by its formation documents and Applicable Law.

        9.7.    Financial Statement Disclosures.    The annual financial statements of the Manager will disclose the effects of the transactions contemplated by the Related Documents in accordance with GAAP.

        9.8.    Substantive Consolidation.    The Manager will be operated so that neither Owner will be substantively consolidated with any of the Managers or its Affiliates. In connection therewith, the Manager makes herein by this reference each of the representations and warranties made by it to Gardere Wynne Sewell LLP in support of their opinions issued and delivered in connection with the issuance of the Notes, as if specifically made herein and agrees to comply with each of the factual assumptions contained in such opinions.

        9.9.    Amendment of Credit Policy.    The Manager will not make any material modifications to the terms of its Credit and Collection Policy without the prior written consent of the Control Party, such consent not to be unreasonably withheld or delayed.

        9.10.    Appraisals.    By the Closing Date, the Manager shall (at its expense) furnish (or cause to be furnished) to the Control Party three (3) Appraisals setting forth the Appraised Value of the Lease Pool as of the Closing Date. Upon delivery of such additional Appraisals when required or permitted pursuant to the terms of the Related Documents, the Appraised Value of each Compressor shall be adjusted in accordance with the provisions set forth in the definition of the term "Appraised Value".

        9.11.    Lockbox Account.    Until the termination of the Intercreditor Agreement in accordance with Section 21 thereof, UCI shall maintain, and shall cause the Intercreditor Collateral Agent to maintain, the Lockbox Account and shall not terminate any such Lockbox Account, or close such Lockbox Account, without the prior written consent in each instance of the Indenture Trustee and the Control Party. UCI shall not establish any new account that will receive payments or Collections in respect of the User Leases, the Securitization Collateral or any funds attributable to the Domestic Contract Compression Business without the prior written consent in each instance of the Indenture Trustee and the Control Party. UCI may establish a separate account for other funds not attributable to the Domestic Contract Compression Business, including but not limited to funds attributable to the fabrication, service, after-service market and international compression business. Until the establishment of an ABS Lockbox Account, UCI shall instruct and cause each User to remit all rental payments and other payments arising under each User Lease and all payments attributable to the Domestic Contract Compression Business of UCI to the Lockbox Account as set forth in the Intercreditor Agreement. The obligations of UCI under this Section 9.11 shall survive the resignation or removal of UCI as Manager and the termination of this Agreement until the termination of the Intercreditor Agreement in accordance with Section 21 thereof.

10.    WARRANTY

        10.1.    OWNER.    NEITHER OWNER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE OWNER COMPRESSORS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

        10.2.    MANAGER.    THE MANAGER WARRANTS THAT IT WILL CARRY OUT ITS SERVICES WITH REASONABLE CARE AND SKILL. THIS EXPRESS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED. UNDER NO CIRCUMSTANCES SHALL THE MANAGER HAVE ANY LIABILITY TO THE OWNER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

11.    COMPENSATION AND REIMBURSEMENT OF THE MANAGER

        11.1.    Compensation of the Manager.    As compensation to the Manager for the performance of its services hereunder, the Head Lessee shall pay to the Manager an S&A Fee, an Operations Fee, an Overhaul Fee, an Incentive Management Fee and a charge for Reimbursable Services. Subject to the terms and conditions of the Head Lessee Security Agreement, each of the Incentive Management Fee, the charge for Reimbursable Services, S&A Fee and the Operations Fee shall be payable to the Manager from the Head Lessee Collection Account, to the extent monies are available for the payment thereof, in accordance with Section 7.2(b) of the Head Lessee Security Agreement, as follows:

          A.    on each Rent Payment Date, an amount equal to the S&A Fee, the Overhaul Fee and the Operations Fee for the calendar month preceding the month in which such Rent Payment Date occurs; and

          B.    on each Rent Payment Date, the amount of Reimbursable Services submitted by the Manager to each Owner on or prior to the last day of the calendar month immediately preceding the month in which such Rent Payment Date occurs.

        11.2.    S&A Fee.

          A.    The selling and administration fee payable to UCI as initial Manager for each Collection Period (or any portion thereof) shall be the product of (i) the Monthly S&A Fee Rate and (ii) Gross Compressor Lease Revenues actually received by the Manager during such Collection Period (such product, the "UCI S&A Fee"). The S&A Fee for any Manager other than UCI or any Affiliate thereof shall be the amount calculated in accordance with the definition thereof, subject to the adjustments and limitations contained therein and herein.

          B.    The monthly selling and administration fee rate during the first year following the Closing Date shall be four percent (4%), which percentage shall be adjusted annually thereafter in accordance with the provisions of Section 11.2(c) (the "Monthly S&A Fee Rate").

          C.    The Monthly S&A Fee Rate shall be recomputed by the Manager or any Replacement Manager and automatically adjusted on June 30th of each year prior to a Trigger Event, to reflect the actual selling and administrative costs incurred by the Manager to manage the UCI Compressors during the fiscal year ending on March 31st. Any such adjustment shall be accompanied by a certification by the Manager that any increase in the Monthly S&A Fee Rate reflects increases in selling and administrative costs which are also being incurred in respect of all of the UCI Compressors. The reasonableness of the amount of such cost increase will, at the request of any Entitled Party, be verified by a third party consultant selected by the Control Party and reasonably satisfactory to the Manager. Increases in the S&A Fee in excess of the levels permitted in the definition of S&A Fee shall be payable at a subordinated level in accordance with Section 7.2(b) of the Head Lessee Security Agreement. In addition to the adjustment set forth above, the Monthly S&A Fee Rate may be adjusted with the prior consent of the Manager, each Owner, the Deal Agent and the Series Enhancer to reflect material non-recurring costs incurred in any year.

          D.    The S&A Fee, as adjusted from time to time under Section 11.2(c), is intended to include all direct selling and administration costs and expenses relating to the performance of the Manager's services, duties and obligations under this Agreement but shall not include (x) the costs and expenses of the Manager that are incurred in connection with the Reimbursable Services or

  (y) costs and expenses of the Manager in connection with its indemnification obligations owing to any MA Indemnified Party.

        11.3.    Operations Fee.

          A.    The operations fee (the "UCI Operations Fee") for each calendar month (or any portion thereof) shall be equal to the sum for each Owner Compressor leased for any portion of such calendar month of the product of (i) the Operations Fee Rate per horsepower applicable to such Owner Compressors, (ii) the total horsepower for such Compressor and (iii) a fraction the numerator of which is the number of days in each month that such Owner Compressor was on lease and the denominator of which is 30. The Operations Fee for a successor Manager is set forth in the definition thereof, subject to the adjustments and limitations contained therein and herein.

          B.    The Operations Fee Rate shall be recomputed by UCI and automatically adjusted on June 30th of each year prior to a Trigger Event, to reflect the actual operating costs incurred by the Manager to manage the UCI Compressor during the fiscal year ending on March 31st. Any such adjustment shall be accompanied by a certification by the Manager that any increase in the Operations Fee Rate reflects increases in costs which are also being incurred in respect of all of the UCI Compressors. The reasonableness of the amount of such cost increase will, at the request of any Entitled Party, be verified by a third party consultant selected by the Control Party and reasonably satisfactory to the Manager. Increases in the Operations Fee in excess of the levels permitted in the definition of the Operations Fee shall be payable at a subordinated level in accordance with Section 7.2(b) of the Head Lessee Security Agreement. In addition to the adjustment set forth above, the Monthly Operations Fee Rate may be adjusted with the prior consent of the Manager, each Owner, the Deal Agent and the Series Enhancer to reflect material non-recurring costs incurred in any year.

          C.    The Operations Fee, as adjusted from time to time under Section 11.3(b), is intended to include all direct operating costs and expenses relating to the performance of the Manager's services, duties and obligations under this Agreement but shall not include (x) the costs and expenses of the Manager that are incurred in connection with the Reimbursable Services or (y) costs and expenses of the Manager in connection with its reimbursement, payment or indemnification obligations owing to any MA Indemnified Party.

        11.4.    Incentive Management Fee.    In addition to the Operations Fee and the S&A Fee, the Manager (whether the Manager is UCI or any of its Affiliates or a Replacement Manager) shall be entitled to receive on each Rent Payment Date an additional fee in an amount equal to the Incentive Management Fee.

        11.5.    Reimbursable Services.    The Manager shall be separately compensated for the following services rendered on behalf of the Owners under this Agreement (collectively, the "Reimbursable Services") in accordance with the priorities established therefor in Section 7.2(c) of the Head Lessee Security Agreement: (i) enforcement costs in accordance with Section 5.5 hereof, and (ii) the cost of any Mandatory Alterations made after the Closing Date in accordance with Section 5.9 hereof. In addition to such Reimbursable Services, the Manager shall be entitled to be reimbursed for Manager Advances in accordance with the provision of Section 8 hereof.

12.    MANAGER DEFAULT

        12.1.    Events or Conditions.    Any of the following events or conditions shall constitute a Manager Default:

          A.    The Manager shall fail to (i) deposit to the Head Lessee Collection Account any deposit required pursuant to Section 7.2 hereof, or (ii) deliver either or both of the Manager Report or the monthly Asset Base Certificate on the dates specified in Section 9.1 hereof, or (iii) deliver the Monthly Tape, or (iv) deliver the financial statements in accordance with Sections 9.1(a) and 9.1(b)

  and in each case, such failure shall continue for three (3) Business Days after the date when due, provided that the Manager shall be deemed to have delivered the financial statements in accordance with Sections 9.1(a) and 9.1 (b) if such financial statements on Form 10-K or 10-Q have been duly filed with the Securities and Exchange Commission by or on behalf of the Manager;

          B.    The Manager shall fail to pay the Back-up Manager Fee when due;

          C.    (i) with respect to UCI or any of its Affiliates as the Manager or as the Contributor, the Manager shall fail to perform or observe any other covenant, condition, or agreement to be performed or observed by it hereunder or under any Related Document (other than those identified in any other clause of this Section 12.1); or (ii) with respect to any Manager other than UCI or any of its affiliates, the Manager shall fail to perform or observe any other covenant, condition, or agreement to be performed or observed by it under any Related Document (other than those identified in any other clause of this Section 12.1), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) receipt by Manager of written notice thereof from Owner or the Indenture Trustee (at the direction of the Control Party) and (ii) the date on which any of the President, Senior Vice President, Executive Vice President, Vice President or any other officer of Manager responsible for the management of the Owner Compressors shall have actual knowledge of such failure;

          D.    Any representation or warranty made by the Manager in any of the Related Documents, or in any certificate delivered pursuant thereto, shall prove to be untrue in any material respect, and such misrepresentation or untrue warranty, if capable of cure, shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (x) receipt by the Manager of written notice thereof from the Owner, the Indenture Trustee (acting at the direction of the Control Party) or the Series Enhancer and (y) the date on which any of the President, Senior Vice President, any Executive Vice President or any other Responsible Officer of the Manager shall have actual knowledge of such failure;

          E.    The inaccuracies specified in the notice specified in Section 9.1(l) that are capable of remedy or cure, shall be unremedied or uncured for a period of fifteen (15) days after the date such notice is required to be delivered;

          F.    The Manager shall fail to deliver the notice specified in Section 9.1(l) within the time frame prescribed therein;

          G.    The entry of a decree or order for relief by a court having jurisdiction in respect of the Manager in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Manager or for any substantial part of its properties, or ordering the winding up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

          H.    The commencement by the Manager of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Manager to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Manager or any substantial part of its properties, or the making by the Manager of any general assignment for the benefit of creditors, or the inability or failure by the Manager to pay its debts generally when due, or the taking of any action by the Manager in furtherance of any such action;

          I.    UCI shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (x) any Debt that is outstanding under the Senior Secured Revolving Credit Agreement or any replacement thereof or (y) if the Senior Secured Revolving Credit Agreement has been terminated and not replaced, any Debt in a principal or notional amount of at least

  $25,000,000 for the first three (3) fiscal years from the Closing Date and $35,000,000 thereafter (either individually or in the aggregate), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such applicable agreement governing such Debt and provided further that such payment default shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed ten (10) Business Days or (ii) waivers or forbearances which in the aggregate exceed ten (10) Business Days; or any other event (i.e., not involving a payment default) shall occur or condition shall exist under such applicable agreement governing such Debt and shall continue after the applicable grace period, if any, specified in any applicable agreement governing such Debt and provided further that any such event or condition shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed thirty (30) days or (ii) waivers or forbearances which in the aggregate exceed thirty (30) days, if the effect of such event or condition is to accelerate, or to permit the acceleration of (regardless of whether such amounts are actually accelerated), the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to become due and payable prior to the stated maturity thereof;

          J.    The occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, but other than by the granting of a Lien in accordance with the Head Lessee Security Agreement or the transfers contemplated by the Contribution Agreement and the Sale Agreement) of all or substantially all of the assets of UCH and its Subsidiaries, taken as a whole, to any Person or "Group" (as defined in Section 13(d)(3) of the Exchange Act) (whether or not otherwise in compliance with the provisions of the Head Lease) other than to the Permitted Holders; (ii) the approval by the holders of capital stock of UCH or UCI of any plan or proposal for the liquidation or dissolution of UCH or UCI, as the case may be, except for any plan or proposal approved in connection with (x) the merger of UCI with and into UCH, or (y) the sale of all or substantially all of UCI's assets to UCH; (iii) any Person or "group" within the meaning of Section 13(d) or 14 of the Exchange Act (other than the Permitted Holders and UCH) shall become the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, of shares representing more than 50% of the aggregate voting power represented by the capital stock of UCI or UCH by either (x) an entity whose senior unsecured indebtedness is rated "BB-" or "Ba3" or less or (y) by a Person that intends to discontinue the Domestic Contract Compression Business of UCI or UCH;

          K.    For any calendar month the Average Rental Rate for the Other UCI Compressors exceeds the Average Rental Rate for the Owner Compressors by ten percentage points (10%) or more;

          L.    For any calendar month the Monthly Utilization Rate for the Other UCI Compressors exceeds the Monthly Utilization Rate for the Owner Compressors by fifteen percentage points (15%) or more;

          M.  As of any Determination Date, the Run-time Credit Ratio exceeds five percent (5%);

          N.    UCH shall repudiate the Management Guaranty or the Management Guaranty shall fail to be in full force and effect;

          O.    For so long as UCI or any of its Affiliates is the Manager, UCI's Interest Coverage Ratio (as such term is defined in the Senior Secured Revolving Credit Agreement as in effect on the Closing Date) is less than 2.00 to 1.00;

          P.    For so long as UCI or any of its Affiliates is the Manager, as of the last day of any calendar quarter, UCI's minimum Tangible Net Worth excluding adjustments to cumulative OCI is less than the sum of (i) $250,000,000 and (ii) 50% of UCI's cumulative positive Net Income (as such term is defined in the Senior Secured Revolving Credit Agreement as in effect on the Closing Date) after March 31, 2002 and adjusted annually based on UCI's fiscal year-end audited financial statements;

          Q.    For so long as UCI or any of its Affiliates is the Manager, the Manager shall fail to observe or perform any of the covenants, agreements or obligations set forth in Section 5.7 hereof (relating to the maintenance of insurance) and such failure shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (x) receipt by the Manager of written notice thereof from the Head Lessee or any of the Entitled Parties and (y) the date on which any of the President, Senior Vice President, any Executive Vice President or any other Responsible Officer of the Manager shall have actual knowledge of such failure;

          R.    For so long as UCI or any of its Affiliates is the Manager, UCI's Total Leverage Ratio (as such term is defined in the Senior Secured Revolving Credit Agreement as in effect on the Closing Date) exceeds 5.50 to 1.00;

          S.    For so long as UCI or any of its Affiliates is the Manager, the Owner Compressors become subject to any Lien except for Permitted Encumbrances and the Manager fails to remove such Lien within ten (10) days; or

          T.    For so long as UCI or any of its Affiliates is the Manager, (i) UCI shall fail to observe or perform any of its covenants or agreements set forth in Section 7(a)(i) of the Intercreditor Agreement or Section 2 of the Letter Agreement and, if UCI is diligently attempting to determine the proper allocation of the applicable unallocated amounts, such failure shall not be cured within seven (7) Business Days, or (ii) UCI shall be required to make any deposit into the Lockbox Account pursuant to Section 7(b)(ii) of the Intercreditor Agreement and shall fail to make such deposit into such account on or prior to the date on which such deposit is required to be made pursuant to such Section.

        12.2.    Unpaid Outstanding Obligations.

          A.    If a Manager Default shall have occurred and be continuing and the Outstanding Obligations have not been paid in full, the Indenture Trustee (acting at the written direction of the Control Party), in the Control Party's discretion, or the Control Party, shall have the right (and shall exercise such rights as and when directed to do so by the Control Party), in addition to any other rights or remedies that any Owner or any of their respective assignees may have under any Applicable Law or in equity to: (i) terminate this Agreement, (ii) appoint the Back-up Manager or another Replacement Manager selected by the Control Party to manage the Owner Compressors, and/or (iii) exercise any other remedies available under this Agreement, the Head Lessee Security Agreement, the Indenture and the other Related Documents. In addition, UCI hereby agrees that if a Manager Default shall have occurred and be continuing, a Manager Termination Notice shall have been delivered to UCI and the Outstanding Obligations have not been paid in full, then the Control Party (or the Manager or the Back-up Manager, as the case may be, at the direction of the Control Party) shall have the right to notify Users and any other Account Debtors of the Owners, including, without limitation, any Person obligated to make payments pursuant to any User Lease, parties to the Contracts of the Owners and obligors in respect of Instruments of the Owners, that (x) the User Leases and Accounts, and the right, title and interest of the Owners or the Manager on behalf of the Owners in and under such User Leases, Accounts, Contracts, Instruments, have been assigned to the Indenture Trustee, and (y) payments in respect of such User Leases, Accounts, Contracts and Instruments shall be made directly to the ABS Lockbox Account for the benefit of the Indenture Trustee, and the Control Party (or such other Person specified pursuant to the terms hereof) may communicate with such Users and other Account Debtors, parties to such Contracts and obligors in respect of such Instruments to verify with such parties, to the Indenture Trustee's and Control Party's satisfaction, the existence, amount and terms of such User Leases, Accounts, Contracts and Instruments. The Owners shall direct the Indenture Trustee to give notice in writing to the Rating Agencies and the Back-up Manager of any such Manager Default. Notwithstanding anything contained herein to the contrary, this Agreement shall continue in full force and effect with respect to each Owner Compressor, and the Manager shall continue to manage such Owner Compressors pursuant to the terms and conditions of this Agreement, until the Management Replacement Date.

          B.    The Manager hereby agrees that if a Head Lease Event of Default or UCI Event shall have occurred and be continuing and the Head Lessor or the Control Party shall have exercised its rights under Section 3(c) of the Head Lessee Security Agreement, then the Manager shall, upon written notice by the Head Lessor or the Control Party, as the case may be, cooperate with the Head Lessor or the Control Party, as the may be, as reasonably requested by the Head Lessor or the Control Party, as the case may be, in connection with the enforcement of such rights, including without limitation, at the direction of the Head Lessor or the Control Party, as the case may be, notifying Users and other Account Debtors of the Owners, including, without limitation, any Person obligated to make payments pursuant to any User Lease, parties to the Contracts of the Owners and obligors in respect of Instruments of the Owners, that (x) the User Leases and Accounts, and the right, title and interest of the Owners or the Manager on behalf of the Owners in and under such User Leases, Accounts, Contracts, Instruments, have been assigned to the Indenture Trustee, and (y) payments in respect of such User Leases, Accounts, Contracts and Instruments shall be made directly to the ABS Lockbox Account for the benefit of the Indenture Trustee, and the Manager agrees that the Control Party (or such other Person specified pursuant to the terms hereof) may communicate with such Users and other Account Debtors, parties to such Contracts and obligors in respect of such Instruments to verify with such parties, to the Head Lessor's or Control Party's satisfaction, the existence, amount and terms of such User Leases, Accounts, Contracts and Instruments.

        12.3.    Appointment of Back-up Manager or Replacement Manager.    Upon the appointment of the Back-Up Manager or another Replacement Manager, as the Manager, the Manager shall cooperate with the Owners or their assignees, the Indenture Trustee, the Deal Agent and each Series Enhancer in transferring to the Back-up Manager or another Replacement Manager the management of the Owner Compressors, including, but not limited to making available all books and records (including data contained in the Manager's computer systems that relate to the Owner Compressors) pertaining to such Owner Compressors, providing access to, and cooperating in the transfer of, information pertaining to such Owner Compressors from the Manager's computer system to the Back-up Manager's or its designee's system, and taking any other action as may be reasonably requested by the Owner or its assignee to ensure the orderly assumption of management of such Owner Compressors by the Back-up Manager or another Replacement Manager. Notwithstanding the foregoing, in no event shall the Manager be required to, and the Deal Agent shall not, deliver or disclose to any Replacement Manager any information, data, document or agreement which is proprietary to the Manager.

        12.4.    Rights of User.    In no event shall the Manager be required to act in any manner inconsistent with the rights of any User under any User Lease to which an Owner Compressor is then subject.

        12.5.    Termination.    Termination of this Agreement with respect to any Manager shall be without prejudice to the rights and obligations of the parties which have accrued prior to such termination; provided, however, that any amount then due to the Manager shall be reduced by the reasonable and necessary out-of-pocket costs incurred by the Owners (excluding Management Fees and any other costs incurred within the ordinary scope of management and operation of the Owner Compressors that are no longer subject to this Agreement) in connection with the removal and replacement of the Manager as the manager of the Owner Compressors; provided, further, however, that all obligations of the parties hereto to pay any fees to the then current Manager hereunder shall cease upon the occurrence of the Management Replacement Date with respect to such Manager (other than fees accrued through such Management Replacement Date).

        12.6.    Head Lessor's Duties.    Head Lessor shall give notice to the Rating Agencies in the event of a removal or replacement of the Manager or a termination of this Agreement.

13.    NO PARTNERSHIP

The parties hereto also expressly recognize and acknowledge that this Agreement is not intended to create a partnership, joint venture or other entity among any of the Owners and the Manager, and is intended only to provide a sharing of specified income and expenses attributable to the leasing of the Owner Compressors.

14.    NO FORCE MAJEURE

Owners' and Manager's obligations under this Agreement are unconditional and shall not be subject to suspension, delay or interruption on account of the occurrence of any event, whether or not such event is beyond its control.

15.    CURRENCY/BUSINESS DAY

        15.1.    US Currency.    All sums payable under this Agreement shall be paid in US Dollars.

        15.2.    Payment Date.    Notwithstanding anything to the contrary contained herein, if any date on which a payment becomes due hereunder is not a Business Day, then such payment may be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date.

16.    INDEMNIFICATION

        16.1.    Head Lessor and Head Lessee.    Each of Head Lessor (with respect to the Head Lessor Compressors) and Head Lessee (with respect to the Head Lessee Compressors) on a several basis shall defend, indemnify and hold the Manager (and the Back-up Manager as Manager and any Replacement Manager after a Management Replacement Date) harmless from and against any and all claims, actions, damages, losses, liabilities, costs and expenses (including reasonable legal fees) (each a "Claim") incurred by or asserted against the Manager to the extent resulting or arising from such Owner's failure to comply with or perform its obligations under this Agreement, except for Claims which arise out of the Manager's willful misconduct, negligence or failure to comply with or perform its obligations under this Agreement. The Manager subordinates its claims against the Owners under this Section 16.1 to all claims which have priority in payment under Section 7.2(b) of the Head Lessee Security Agreement, and further agrees that any such claims shall (i) be non-recourse to the Owners, (ii) only be payable at the times and in the amounts for which funds are available for such purpose pursuant to Section 7.2(b) of the Head Lessee Security Agreement and (iii) not constitute a "claim" (as defined in Section 101(5) of the Bankruptcy Code) against any Owner.

        16.2.    UCI.    UCI agrees to, and hereby does, indemnify and hold harmless the Head Lessee, each Entitled Party and their respective officers, directors, employees and agents (each of the foregoing, an "MA Indemnified Party") against any and all "Claims" (as defined in the Bankruptcy Code) (including costs of defense and legal fees and expenses) which may be incurred or suffered by such MA Indemnified Party (except to the extent caused by the gross negligence or willful misconduct of such MA Indemnified Party) as a result of claims, actions, suits or judgments asserted or imposed against an MA Indemnified Party and arising out of (i) any action or inaction by the Manager (including any Replacement Manager) that is contrary to the terms of this Agreement, (ii) a material breach by the Manager (including any Replacement Manager) of its representations and covenants set forth in this Agreement, (iii) any information certified in any schedule or report delivered by the Manager (including any Replacement Manager), being untrue in any material respect as of the date of such certification, or (iv) the use or operation of the Owner Compressors; provided that the foregoing indemnity shall in no way be deemed to impose on UCI any obligation to reimburse an MA

Indemnified Party for losses arising solely from the financial inability of the related User on a User Lease to make rental and other lease-related payments.

        16.3.    Survival.    The obligations of UCI and the Owners under this Section 16 shall survive the resignation or removal of the Manager and the termination of this Agreement.

17.    NO BANKRUPTCY PETITION AGAINST THE OWNER

Neither the Manager nor the Back-up Manager will, prior to the date that is one (1) year and one (1) day after the payment in full of all Outstanding Obligations, institute against the Head Lessor, the Head Lessee or the general partner of the Head Lessor, or join any other Person in instituting an Insolvency Proceeding against any of the Head Lessor, the Head Lessee or the general partner of the Head Lessor. This Section 17 shall survive the termination of this Agreement.

18.    REPRESENTATIONS AND WARRANTIES OF THE OWNERS

Each of the Owners hereby makes the following representations and warranties for the benefit of each other and each Entitled Party, which representations and warranties are made as of the Closing Date (unless otherwise indicated).

        18.1.    Organization and Good Standing.    It is duly organized, validly existing and, in the case of the Head Lessee, in good standing, under the laws of the State of Delaware with the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement, and it does not conduct business under any other name.

        18.2.    Due Qualification.    It is qualified to transact business in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect (x) its ability to perform its obligations under and comply with the terms of this Agreement or (y) the rights and remedies of the Manager hereunder.

        18.3.    Power and Authority.    It has the requisite power and authority to execute and deliver this Agreement and to carry out its terms. The execution, delivery, and performance of this Agreement by it and all of its obligations hereunder have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it.

        18.4.    Enforceable Obligations.    This Agreement, when duly executed and delivered by it, will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        18.5.    No Violation.    The execution and delivery of this Agreement and the consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which such Owner is a party will not contravene or conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation and by-laws of the applicable Owner or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which such Owner is a party or by which it or its property or any assets is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any law or any order, rule, or regulation applicable to such Owner of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over such Owner or any of its properties.

        18.6.    No Proceedings or Injunctions.    There are (i) no litigations, proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement and (ii) no injunctions, writs, restraining orders or other orders in effect against it that would adversely affect its ability to perform under this Agreement.

        18.7.    Compliance with Law.    Each Owner:

          (1)  is not in violation of (1) any laws, ordinances, governmental rules or regulations, or (2) court orders to which it is subject, the violation of either of which could reasonably be expected to materially and adversely affect the ability of such Owner to perform its obligations under and comply with the terms of this Agreement and any other Related Document to which it is a party;

          (2)  has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or to the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and

          (3)  is not in violation in any respect of any term of any agreement (including any User Lease), certificate of incorporation, by-law or other instrument to which it is a party or by which it may be bound, which violation, individually or in the aggregate, could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of such Owner individually, or such Owner and its subsidiaries taken as a whole, or the interest of the Noteholders or any Series Enhancer in any Contributed Asset;

        18.8.    Principal Place of Business; Operations in the United States.    The principal place of business and chief executive office of (i) UCO Compression 2002 LLC is at 4444 Brittmoore Road, Houston, Texas 77041 and (ii) BRL Universal Compression Funding I 2002, L.P. is at 2911 Turtle Creek Boulevard, Suite 1240, Dallas, Texas 75219, and has been maintained at such address since its formation.

        18.9.    Approvals.    All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by it in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.

        18.10.    Governmental Consent.    No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on its part in connection with the execution and delivery of this Agreement, except for any such consents, approval and authorizations that have been obtained, and all filings that have been made, on or prior to the Closing Date.

        18.11.    Ordinary Course.    The transactions contemplated by this Agreement are being consummated in furtherance of its ordinary business purposes and constitute a practical and reasonable course of action by it designed to improve its financial position, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

        18.12.    Taxes.    It has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed by such Owner. All Taxes against such Owner or any of its property which have become due have been paid (other than any amount of Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the contesting Owner or other appropriate provisions therefor as may be required by GAAP have been made), and no tax Lien other than as would constitute a Permitted Encumbrance has been filed against such Owner or its property and, to its knowledge, no Claim is being asserted, with respect to any such Taxes.

19.    REPRESENTATIONS AND WARRANTIES OF THE MANAGER

The Manager hereby makes the following representations and warranties for the benefit of each other and each Entitled Party, which representations and warranties are made as of the Closing Date (unless otherwise indicated).

        19.1.    Organization and Good Standing.    It is duly organized, validly existing and in good standing and in compliance under the laws of the State of Texas, with the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement, and it does not conduct business under any other name.

        19.2.    Due Qualification.    It is qualified to transact business in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect (x) its ability to perform its obligations under and comply with the terms of this Agreement or (y) the rights and remedies of the Owners hereunder.

        19.3.    Power and Authority.    It has the requisite power and authority to execute and deliver this Agreement and to carry out its terms. The execution, delivery, and performance of this Agreement by it and all of its obligations hereunder has been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it.

        19.4.    Enforceable Obligations.    This Agreement, when duly executed and delivered by it, will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        19.5.    No Violation.    The execution and delivery of this Agreement and the consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which the Manager is a party will not contravene or conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation and by-laws of the Manager, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Manager is a party or by which it or its property or assets is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any law or any order, rule, or regulation applicable to the Manager of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over the Manager or any of its properties.

        19.6.    No Proceedings or Injunctions.    There are (i) no litigations, proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement and (ii) no injunctions, writs, restraining orders or other orders in effect against it that would adversely affect its ability to perform under this Agreement.

        19.7.    Compliance with Law.

        The Manager:

          (1)  is not in violation of (1) any laws, ordinances, governmental rules or regulations, or (2) court orders to which it is subject, the violation of either of which could reasonably be expected to materially and adversely affect the ability of the Manager to perform its obligations under and comply with the terms of this Agreement and any other Related Document to which it is a party;

          (2)  has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or to the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and

          (3)  is not in violation in any respect of any term of any agreement (including any User Lease), certificate of incorporation, by-law or other instrument to which it is a party or by which it may be bound, which violation, individually or in the aggregate, could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Manager individually, or the Manager and its subsidiaries taken as a whole, or the interest of the Noteholders or any Series Enhancer in any Contributed Asset;

        19.8.    Principal Place of Business; Operations in the United States.    Its principal place of business and chief executive office is at 4444 Brittmoore Road, Houston, Texas 77041 and has been maintained at such address for the four months immediately preceding the Closing Date.

        19.9.    Approvals.    All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by it in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.

        19.10.    Governmental Consent.    No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on its part in connection with the execution and delivery of this Agreement, except for any such consents, approval and authorizations that have been obtained, and all filings that have been made, on or prior to the Closing Date.

        19.11.    Ordinary Course.    The transactions contemplated by this Agreement are being consummated in furtherance of its ordinary business purposes and constitute a practical and reasonable course of action by it designed to improve its financial position, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

        19.12.    Identification Marks.    The Manager has or has caused to be affixed and shall keep and maintain, prominently displayed on each Owner Compressor, a sticker with the phrase "Owned by BRL Universal Compression Funding I 2002, L.P. or UCO Compression 2002 LLC and subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association as Indenture Trustee" or other appropriate words designated by the Indenture Trustee, with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect the Indenture Trustee's interests in such Owner Compressors. The Manager shall not allow the name of any Person to be placed upon any Owner Compressor as a designation that might be interpreted as indicating a claim of ownership thereto or a security interest therein by any Person other than Head Lessor or the Indenture Trustee.

        19.13.    Taxes.    It has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed by the Manager. All Taxes against the Manager or any of its property which have become due have been paid (other than any amount of Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager or other appropriate provisions therefor as may be required by GAAP have been made), and no tax Lien other than as would constitute a Permitted Encumbrance has been filed against the Manager or its property and, to its knowledge, no Claim is being asserted, with respect to any such Taxes.

20.    GENERAL

        20.1.    Notices.    All notices, demands or requests given pursuant to this Agreement shall be in writing, sent by internationally-recognized, overnight courier service or by facsimile or hand delivery to the following addresses and facsimile numbers:

To Manager:

    Universal Compression, Inc.
    4444 Brittmoore Road
    Houston, Texas 77041
    Telephone: (713) 335-7295
    Facsimile: (713) 446-6720
    Attention: Richard W. FitzGerald

To Issuer / Head Lessor:

    BRL Universal Compression Funding I 2002, L.P.
    c/o BRL Universal Compression Management, Inc.
    2911 Turtle Creek Boulevard
    Suite 1240
    Dallas, Texas 75219
    Telephone: (214) 522-7296
    Facsimile: (214) 520-2009
    Attention: Gregory C. Greene

To Head Lessee:

    UCO Compression 2002 LLC
    4444 Brittmoore Road
    Houston, Texas 77041
    Telephone: (713) 335-7295
    Facsimile: (713) 446-6720
    Attention: Richard W. FitzGerald

To the Indenture Trustee:

    Wells Fargo Bank Minnesota, National Association
    MAC N9311-161
    Sixth Street and Marquette Avenue
    Minneapolis, MN 55479
    Telephone: (612) 667-8058
    Facsimile: (612) 667-3464
    Attention: Corporate Trust Services — Asset-backed Administration

To the Deal Agent:

    Wachovia Securities, Inc.
    301 S. College St., TW-10
    Charlotte, North Carolina 28288-0610
    Telephone: (704) 383-8608
    Facsimile: (604) 374-3254
    Attention: Manoj Kumar

If there is an Event of Default under Section 12 hereof, then
To the Intercreditor Collateral Agent:

    Bank One, N.A.
    201 St. Charles Avenue
    LA3-5268
    New Orleans, LA 70170
    Telephone: (504) 623-1638
    Facsimile: (504) 623-6555
    Attention: Charlie C. Freel, Jr.

To the Back-up Manager:

    Caterpillar Inc.
    100 NE Adams Street
    Peoria, Illinois 61629
    Telephone: (309) 675-1000
    Facsimile: (309) 675-6620
    Attention: General Counsel

To any Series Enhancer:

    Ambac Assurance Corporation
    One State Street Plaza
    New York, New York 10004
    Telephone: (212) 208-3181
    Facsimile: (212) 208-3547
    Attention: Harris C. Mehos

To the Rating Agencies:

    Standard & Poor's Ratings Group
    55 Water Street, 39th Floor
    New York, New York 10041
    Telephone: (212) 425-7025
    Facsimile: (212) 208-1393

    Moody's Investors Services
    99 Church Street, 4th Floor
    New York, New York 10007
    Telephone: (212) 553-0300
    Facsimile: (212) 553-0574
    Attention: Asset Backed Monitoring Group

Notice shall be effective and deemed received (a) on the day delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand or by certified first class mail, return receipt requested. Each party delivering a notice hereunder shall deliver a copy of such notice to the Deal Agent at the address set forth above.

        20.2.    Attorney Fees.    If any proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach or default in connection with any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to other relief to which it may be entitled, reasonable attorney fees and other costs incurred in connection therewith.

        20.3.    Further Assurances.    Each Owner and the Manager shall each perform such further acts and execute such further documents as may be reasonably necessary to implement the intent of, and consummate the transactions contemplated by, this Agreement.

        20.4.    Severability.    If any term or provision of this Agreement or the performance thereof shall to any extent be or become invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

        20.5.    Assignability and Successors.    This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, each Owner and the Manager, and their respective successors in interest or permitted assigns; provided, however, that: (a) this Agreement and the rights and duties of the Manager hereunder may not be assigned by the Manager to any other Person, without the prior written consent of each Owner, the Indenture Trustee and the Control Party; and (b) each Owner may charge, assign, pledge or hypothecate its rights (but not its obligations) under this Agreement pursuant to the Related Documents. The Manager hereby acknowledges that (x) Head Lessee will assign to Head Lessor and (y) Head Lessor will assign all of its rights, title and interest under this Agreement to the Indenture Trustee, and that each Series Enhancer will be a beneficiary of such assignments, and agrees that each such assignee and beneficiary shall be express third party beneficiaries of this Agreement and shall be entitled to enforce the rights and obligations hereunder as though it were a party hereto. Each party hereto agrees that, if the Indenture Trustee shall fail to act hereunder as directed by the Control Party at any time at which it is so required hereby or by any other Related Document, then the Control Party shall be entitled to directly enforce the provisions of this Agreement or take any such action directly in its own capacity or on behalf of the Indenture Trustee in accordance with the terms of this Agreement and, in the event any party receives instructions from both the Indenture Trustee and the Control Party, such party may act on and rely upon the instructions from the Control Party. The Manager hereby consents to such assignments. The Manager shall give the Rating Agencies prior notice of any assignment of the Manager's rights or obligations hereunder effected pursuant to this Section 20.5.

        20.6.    Waiver.    Waiver of any term or condition of this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.

        20.7.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        20.8.    Entire Agreement; Amendments.    This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the parties hereto and approved by the Control Party. The Manager shall send prior notice of any amendment or modification to the Rating Agencies.

        20.9.    Counterparts.    This Agreement may be signed in counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

        20.10.    Signatures.    Any signature required with respect to this Agreement may be provided via facsimile; provided that original of such signatures are supplied by each party to the other party promptly thereafter.

        20.11.    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO, THE STATE OF NEW YORK'S CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF LAWS OTHER THAN NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

        20.12.    CONSENT TO JURISDICTION.    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE MANAGER OR THE OWNER ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE MANAGER AND THE OWNER EACH HEREBY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, UCO COMPRESSION 2002 LLC HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. UCO COMPRESSION 2002 LLC HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WITH AN ADDRESS AT 1633 BROADWAY, NEW YORK, NEW YORK, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND EACH OF THE PARTIES HERETO EACH AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. EACH OF THE PARTIES HERETO SHALL EACH MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT AND THE INDENTURE SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, EACH OF THE PARTIES HERETO AS THE CASE MAY BE, SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT'S ACCEPTANCE OF SUCH APPOINTMENT.

        20.13.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

        20.14.    Waiver of Immunity.    To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of applicable law.

        20.15.    Judgment Currency.    The parties hereto (A) acknowledge that the matters contemplated by this Agreement are part of an international financing transaction and (B) hereby agree that (i) specification and payment of Dollars is of the essence, (ii) Dollars shall be the currency of account in the case of all obligations under the Related Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Related Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into Dollars), (iv) to the extent that the amount so paid on prompt conversion to Dollars under normal commercial practices does not yield the requisite amount of Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Related Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Related Documents, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of any Related Document. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as Dollar obligations.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL COMPRESSION, INC.
By:	/s/ RICHARD W. FITZGERALD
Name: Richard W. FitzGerald
Title: Senior Vice President
UCO COMPRESSION 2002 LLC
By:	/s/ RICHARD W. FITZGERALD
Name: Richard W. FitzGerald
Title: Senior Vice President
BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
By:	BRL Universal Compression Management 2002, Inc., its general partner
By:	/s/ GREGORY C. GREENE
Name: Gregory C. Greene
Title: President
Acknowledged and Agreed by:
WELLS FARGO MINNESOTA, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee
By:	/s/ EDNA BARBER
Name: Edna Barber
Title: Assistant Vice President

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  EXHIBIT 10.5
MANAGEMENT AGREEMENT
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